Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Post-Effective Amendment No.1 to Registration Statement on Form S-1 (File No: 333-184110) of Savvy Business Support, Inc. (the “Company”) of our report dated November 29, 2012, on our audit of the balance sheets of the Company as of September 30, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2012, the period from April 30, 2010 (inception) through September 30, 2012, and for the cumulative period from April 30, 2010 (inception) to September 30, 2012. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ William T. Uniack

W.T. Uniack & Co. CPA’s P.C.
Woodstock, Georgia

January 10, 2013